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Exhibit 99.2

SUPPLEMENT, DATED SEPTEMBER 9, 2008
(To Joint Proxy Statement/Prospectus, Dated August 18, 2008)

Dear Enliven Stockholder:

        On or about August 21, 2008, a definitive joint proxy statement/prospectus was mailed to stockholders of DG FastChannel, Inc., or DG FastChannel, and stockholders of Enliven Marketing Technologies Corporation, or Enliven, relating to the special meetings of stockholders of DG FastChannel and Enliven scheduled for September 24, 2008 to consider and obtain approval for certain matters related to a merger agreement that provides for the merger of DG Acquisition Corp. VI., a wholly owned subsidiary of DG FastChannel, with and into Enliven. Following the merger, Enliven will continue as the surviving corporation and a wholly owned subsidiary of DG FastChannel. In the merger, the holders of Enliven common stock will receive shares of DG FastChannel common stock in the amounts described in the accompanying supplement and the holders of DG FastChannel common stock will continue to hold their shares.

        On September 4, 2008, the parties amended the terms of the merger agreement to (i) decrease the exchange ratio in connection with the merger from 0.051 to 0.033 shares of DG FastChannel common stock for each share of Enliven common stock outstanding immediately prior to the merger; (ii) decrease the number of Enliven directors that will be elected to the DG FastChannel board of directors upon completion of the merger from two to one; and (iii) increase the amount of expenses that DG FastChannel may be required to reimburse Enliven in the event that the merger does not occur from up to $300,000 to up to $1,500,000.

        The Enliven board of directors agreed to this amendment and reduction of the exchange ratio due to, among other reasons, concerns that the issuance of shares of DG FastChannel common stock in the merger would not receive the requisite approval of DG FastChannel stockholders under the rules of the Nasdaq Global Market. The attached supplement to the definitive joint proxy statement/prospectus describes in greater detail the Enliven board's reasons for approving the amendment and recommending adoption of the merger agreement, as amended, to Enliven stockholders.

        In addition, because the number of shares of DG FastChannel common stock to be issued in connection with the merger is less than 20% of the number of shares of common stock outstanding immediately prior to such issuance, a vote of the DG FastChannel stockholders is not required under the rules of the Nasdaq Global Market to approve the issuance of DG FastChannel shares in connection with the merger. As a result, DG FastChannel will not hold a special meeting of its stockholders to approve the issuance of DG FastChannel common stock in connection with the merger, and the merger agreement has been amended to remove as a condition precedent to the merger approval by the DG FastChannel stockholders of the issuance of DG FastChannel common stock in the merger. A copy of the amendment to the merger agreement is attached as Annex A to this supplement.

        Based on the number of shares of common stock of DG FastChannel and Enliven outstanding on September 4, 2008, the last trading day prior to the public announcement of the revised terms of the merger, immediately after the completion of the merger, the holders of DG FastChannel common stock immediately prior to the merger will own approximately 86% of the combined company and the holders of Enliven common stock immediately prior to the merger will own approximately 14% of the combined company.

        The Enliven board of directors has determined that the terms of the amended merger agreement, and the merger, are advisable, fair to and in the best interests of the stockholders of Enliven and recommended that stockholders of Enliven approve the merger and adopt the amended merger agreement.

        We urge you to read this document and, if you have not done so already, to read the joint proxy statement/prospectus, dated August 18, 2008, which, except as revised or supplemented by this document, remains in full force and effect. We encourage you to read the joint proxy statement/prospectus, as revised and supplemented by this document, and to carefully consider the risk factors beginning on page 21 of the joint proxy statement/prospectus before voting.

        Your vote is very important. Whether or not you plan to attend the Enliven special meeting of stockholders, please take the time to vote by following the instructions on the enclosed PROXY CARD. If you previously submitted a proxy for the meeting on September 24, 2008, you do not need to complete and submit the enclosed PROXY CARD unless you desire to revoke your previous vote. If you previously submitted a proxy for the meeting on September 24, 2008, and you wish to change your vote, you may do so by following the instructions in the attached supplement to the definitive joint proxy statement/prospectus or on the enclosed PROXY CARD.

        The place, date and time of the Enliven stockholders meeting is as follows:

New York's Hotel Pennsylvania
401 Seventh Avenue
New York, New York
September 24, 2008
11:00 a.m., local time

        Thank you for your continued support.

Sincerely,

Patrick Vogt
President and Chief Executive Officer Enliven Marketing Technologies Corporation

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under the proxy statement/prospectus, as supplemented or determined if the proxy statement/prospectus, as supplemented is accurate or adequate. Any representation to the contrary is a criminal offense.

        This supplement is dated September 9, 2008 and is first being mailed to stockholders on or about September 9, 2008.

 CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

  •
  "amended merger agreement" refers to the Agreement and Plan of Merger, dated as of May 7, 2008, by and among DG FastChannel, DG Acquisition Corp. VI., a wholly owned subsidiary of DG FastChannel, and Enliven (referred to as the "merger agreement"), as amended as of September 4, 2008, and as it may be further amended from time to time.

  •
  "joint proxy statement/prospectus" refers to the joint proxy statement/prospectus included in the Registration Statement on Form S-4, File No. 333-151366, filed by DG FastChannel with the Securities and Exchange Commission, or SEC, and declared effective by the SEC on August 18, 2008, and mailed to stockholders of DG FastChannel and Enliven on or about August 21, 2008.

  •
  "proxy statement/prospectus, as supplemented" refers to the joint proxy statement/prospectus, as supplemented by the supplement.

  •
  "supplement" refers to the supplement to the joint proxy statement/prospectus, dated September 8, 2008 and mailed to stockholders of Enliven on or about September 9, 2008.

HOW TO OBTAIN ADDITIONAL INFORMATION

        The proxy statement/prospectus, as supplemented, incorporates important business and financial information about DG FastChannel and Enliven from documents that DG FastChannel and Enliven have filed with the SEC and that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain these documents through the SEC at www.sec.gov. You can also obtain copies of these documents by requesting them in writing or by telephone from DG FastChannel or Enliven at the appropriate address and telephone number:

DG FastChannel, Inc. Investor Relations 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039 (972) 581-2000	Enliven Marketing Technologies Corporation Investors Relations 205 West 39th Street, 16th Floor New York, New York 10018 (212) 201-0800

        To obtain timely delivery of requested documents prior to the Enliven special meeting, you must request documents no later than September 15, 2008. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, within one business day after your request is received.

        See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 105 of the joint proxy statement/prospectus for more information about, including a listing of, the documents incorporated by reference in this proxy statement/prospectus, as supplemented.

        You should rely only on the information contained in, or incorporated by reference into, the proxy statement/prospectus, as supplemented in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the proxy statement/prospectus, as supplemented. This supplement is dated September 8, 2008 and the joint proxy statement/prospectus is dated August 18, 2008. You should not assume that the information contained in, or incorporated by reference into, the proxy statement/prospectus, as supplemented is accurate as of any date other than the date of such incorporation.

        The proxy statement/prospectus, as supplemented, does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in the proxy statement/prospectus, as supplemented, regarding DG FastChannel and DG Acquisition Corp. VI. has been provided by DG FastChannel, and information contained in the proxy statement/prospectus, as supplemented, regarding Enliven has been provided by Enliven (other than the financial cash flow projections referred to in the section entitled "Fairness Opinion of Financial Advisor to DG FastChannel" beginning on page 10 of the joint proxy statement/prospectus).

 SUMMARY

        This supplement amends and supplements the joint proxy statement/prospectus mailed to stockholders of DG FastChannel and Enliven on or about August 21, 2008. To the extent information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement governs. You should carefully read this entire supplement and the joint proxy statement/prospectus to fully understand the merger and the related transactions.

Update to Questions and Answers About the Merger

Q:
Why was the merger agreement amended?

A:
The Enliven board of directors agreed to amend the merger agreement and approve a reduction of the exchange ratio payable in the merger due to, among other reasons, concerns that the issuance of shares of DG FastChannel common stock in the merger would not receive the requisite approval of DG FastChannel stockholders under the rules of the Nasdaq Global Market. Because the number of shares of DG FastChannel common stock to be issued in connection with the merger under the amended merger agreement is less than 20% of the number of shares of common stock outstanding immediately prior to such issuance, a vote of the DG FastChannel stockholders is no longer required under the rules of the Nasdaq Global Market. As a result, the merger agreement has been amended to remove as a condition precedent to the merger approval by the DG FastChannel stockholders of the issuance of DG FastChannel common stock in the merger. See the section entitled "Update to Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger" for a more detailed description of the Enliven board's reasons for approving the amended merger agreement and recommending adoption of the amended merger agreement, and the merger, to Enliven stockholders.

Q:
What terms of the merger changed in the amended merger agreement?

A:
The merger consideration for each share of Enliven common stock decreased from 0.051 shares of DG FastChannel common stock to 0.033 shares of DG FastChannel common stock. Based on the number of shares of common stock of DG FastChannel and Enliven outstanding on September 4, 2008, the last trading day prior to the public announcement of the revised terms of the merger, immediately after the completion of the merger, the holders of DG FastChannel common stock immediately prior to the merger will own approximately 86% of the combined company and the holders of Enliven common stock immediately prior to the merger will own approximately 14% of the combined company. The number of Enliven directors that will be elected to the DG FastChannel board of directors upon completion of merger also decreased from two to one and the amount of merger-related expenses that DG FastChannel may be required to reimburse Enliven for increased from up to $300,000 to up to $1,500,000. In addition, because a stockholder vote by the DG FastChannel stockholders is not required, the merger agreement has been amended to remove as a condition to the merger approval of issuance of DG FastChannel common stock at a DG FastChannel stockholder meeting. In the event that the merger agreement is terminated for certain reasons, the fee payable by one party to the other has also been reduced from $3,270,465 to $1,538,984. Lastly, the term "material adverse effect" has been amended to provide that any change in Enliven's cash position since May 7, 2008, and any failure or prospective failure of Enliven to achieve any financial projections prepared by either Enliven's management or DG FastChannel's management will not be considered in determining whether a material adverse effect on Enliven has occurred. Other than the changes discussed above, there have been no other significant changes to the terms of the merger.

Q:
Does the Enliven board of directors still support the merger?

A:
Yes. Enliven's board of directors unanimously recommends that the holders of Enliven common stock vote to approve the amended merger agreement and the merger. In connection with approving and recommending the amended merger agreement, the Enliven board of directors received a written opinion from Needham that, as of September 4, 2008 and based upon and subject to the factors and assumptions discussed with the Enliven board of directors, the exchange ratio, reflected in the amended merger agreement, is fair to the stockholders of Enliven (other than DG FastChannel and its affiliates as to which Needham expressed no opinion) from a financial point of view.

Q:
Has there been any change to the date or locations of the special meetings?

A:
A special meeting of stockholders to approve the issuance of DG FastChannel common stock in connection with the merger is no longer required and, consequently, a DG FastChannel special meeting will not be held. There has been no change to the Enliven special meeting, which will still be held at the place, date and time described below.

  The Enliven special meeting will be held at New York's Hotel Pennsylvania, 401 Seventh Avenue, New York, New York on September 24, 2008 at 11:00 a.m., local time. All holders of Enliven common stock at the close of business on August 7, 2008, the record date for the Enliven special meeting, are invited to attend the special meeting.

  At the special meeting, the Enliven stockholders will be asked to consider and vote upon a proposal (i) to adopt the amended merger agreement, and approve the merger as contemplated by the amended merger agreement, and (ii) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the amended merger agreement and approve the merger.

Q:
If I have not already voted, what do I need to do now in order to vote?

A:
If you hold Enliven shares, please refer to the instructions in the joint proxy statement/prospectus for information about how to vote your shares. If you hold DG FastChannel shares, it is no longer necessary to vote your shares.

Q:
What if I already voted? Do I need to vote again? What if I want to change my vote?

A:
If you previously submitted a PROXY CARD for the Enliven special meeting on September 24, 2008, you do not need to submit another PROXY CARD or take any other action unless you desire to change your previous vote.

  Although proposal number 1 on the PROXY CARD refers to the merger agreement, all such references to the merger agreement shall be treated as references to the amended merger agreement for the purpose of your vote at the special meeting.

  You may, however, change your vote at any time before your PROXY CARD is voted at the special meeting. If you are the record holder of your shares you can do this in one of three ways:

    •
    timely delivery by mail of a valid, subsequently dated PROXY CARD;

    •
    delivery to the Secretary of Enliven before or at the special meeting a written notice that you have revoked your PROXY CARD; or

    •
    submitting a vote by ballot at the special meeting.

  If you hold shares in "street name," you should contact your broker or bank to give it instructions to change your vote.

  If you choose to send a written notice or to mail a new PROXY CARD, you must submit your notice of revocation or new PROXY CARD in the enclosed postage-prepaid envelope.

 FORWARD-LOOKING STATEMENTS

        This supplement contains "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of DG FastChannel and/or Enliven, whose assumptions are based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" "projected" or similar expressions, we are making forward-looking statements.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The actual results of the combined company after the merger may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of DG FastChannel or Enliven to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "RISK FACTORS" beginning on page 21 of the joint proxy statement/prospectus.

        The list of factors discussed under "RISK FACTORS" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

UPDATE TO MARKET PRICE INFORMATION

        DG FastChannel common stock is listed on the Nasdaq Global Market and Enliven common stock is listed on the Nasdaq Capital Market. DG FastChannel's and Enliven's ticker symbols are "DGIT" and "ENLV," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing prices of shares of DG FastChannel and Enliven common stock as reported on the Nasdaq Global Market and Nasdaq Capital Market, respectively.

        During the periods covered by the following table, neither DG FastChannel nor Enliven paid dividends.

	DG FastChannel Common Stock		Enliven Common Stock
	High	Low	High	Low
Fiscal Year 2006
First quarter	$7.40	$5.20	$1.38	$1.00
Second quarter	$7.80	$4.65	$1.90	$1.22
Third quarter	$10.64	$5.50	$1.69	$1.11
Fourth quarter	$13.53	$10.81	$1.20	$0.63
Fiscal Year 2007
First quarter	$16.63	$12.79	$0.77	$0.44
Second quarter	$22.22	$15.96	$1.21	$0.33
Third quarter	$24.45	$17.32	$1.09	$0.71
Fourth quarter	$25.91	$17.09	$1.21	$0.66
Fiscal Year 2008
First quarter	$25.29	$17.71	$1.30	$0.73
Second quarter	$20.64	$16.65	$0.98	$0.60
Third quarter (through September 5, 2008)	$24.06	$16.26	$0.90	$0.50

        The prices shown are adjusted to give effect for DG FastChannel's 1-for-10 share reverse split on May 26, 2006.

UPDATE TO RECENT CLOSING PRICES

        The following table sets forth the closing prices per share of DG FastChannel common stock and Enliven common stock as reported on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, on September 4, 2008, the last full trading day prior to the announcement of the entry into the merger agreement, and September 5, 2008, the most recent practicable date prior to the mailing of this supplement to Enliven's stockholders.

        The following table also sets forth the equivalent price per share of Enliven common stock reflecting the value of the DG FastChannel common stock that Enliven stockholders would receive in exchange for each share of Enliven common stock if the merger was completed on these two dates.

Date	DG FastChannel Common Stock	Enliven Common Stock	Equivalent Per Share Price of Enliven Common Stock with Exchange Ratio of 0.033
September 4, 2008	$23.00	$0.50	$0.76
September 5, 2008	$21.80	$0.69	$0.72

        The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the merger, and Enliven stockholders are urged to obtain current stock price quotations for DG FastChannel common stock and Enliven common stock and to review carefully the other information contained in the joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote. See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 105 of the joint proxy statement/prospectus.

 UPDATE TO THE COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        Under the terms of the amended merger agreement, the holders of Enliven common stock will receive 0.033 of a share of DG FastChannel common stock for each share of Enliven common stock, and as a result, after the merger, holders of Enliven common stock immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 14% of the combined company and the holders of DG FastChannel common stock immediately prior to the merger will collectively own approximately 86% of the combined company.

        DG FastChannel will be the parent of Enliven, and will be the surviving registrant following the merger. On the date of the merger, the assets and liabilities of Enliven will be recorded at their estimated fair values.

        The combined company unaudited pro forma condensed consolidated financial statements give effect to the merger as if the transaction had occurred on June 30, 2008 for purposes of the combined company unaudited pro forma condensed consolidated balance sheet, and on January 1, 2007 for purposes of the combined company unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007, and the six months ended June 30, 2008.

        The combined company unaudited pro forma condensed consolidated balance sheet and statements of income do not purport to represent what the financial position or results of operations actually would have been if the merger had occurred as of such dates, or what such results will be for any future periods.

        The combined company unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of DG FastChannel and Enliven and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. Transactions between DG FastChannel and Enliven were not material for all periods presented. The preliminary allocation of the estimated purchase price to the assets and liabilities of Enliven reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair values except for certain purchased intangible assets which have been included at their estimated fair values. A thorough valuation of the purchased intangibles has not been performed. The value of the purchased intangibles included in the combined company unaudited pro forma condensed consolidated financial statements are based on estimates. DG FastChannel determined these estimates by applying a ratio of intangibles-to-purchase price, based on other recently completed acquisitions. The actual allocation of the purchase price may differ materially from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel and Enliven incorporated herein by reference in the joint proxy statement/prospectus. The combined company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies nor debt refinancing which may result from the merger.

 COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

	Historical DG FastChannel	Historical Enliven	Subtotal	Pro Forma Adjustments		Pro Forma Combined
Cash	$27,017	$1,644	$28,661	(2,500	)(1)	$26,161
Accounts receivable, net	28,148	5,872	34,020	—		34,020
Deferred income taxes	1,756	—	1,756	—		1,756
Prepaid expenses and current assets	3,885	431	4,316	—		4,316

Total current assets	60,806	7,947	68,753	(2,500)		66,253
Property and equipment, net	32,145	2,392	34,537	—		34,537
Long term investments	10,633	—	10,633	(10,633	)(1)	—
Goodwill	189,225	15,103	204,328	44,229	(2)	248,557
Deferred income taxes	676	—	676	(676)	(1)(2)(4)	—
Intangibles, net	99,271	7,735	107,006	21,416	(2)	128,422
Other noncurrent assets	5,347	521	5,868	—		5,868

Total assets	$398,103	$33,698	$431,801	$51,836		$483,637

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$17,409	$3,154	$20,563	—		$20,563
Deferred revenue	2,643	273	2,916	—		2,916
Other current liabilities	—	868	868	(92	)(1)(A)	776
Current portion of long-term debt and capital leases	20,468	389	20,857	—		20,857

Total current liabilities	40,520	4,684	45,204	(92)		45,112
Long-term debt and capital leases	159,420	4,108	163,528	—		163,528
Other long-term liabilities	350	8,115	8,465	(4,999	)(1)(A)	3,466
Deferred income taxes	—	—	—	8,994	(4)	8,994

Total liabilities	200,290	16,907	217,197	3,903		221,100
Stockholders' equity:
Capital stock	368,888	320,484	689,372	(251,954	)(1)(3)	437,418
Accumulated deficit	(173,630)	(302,683)	(476,313)	302,683	(3)	(173,630)
Treasury stock, at cost	(853)	(1,015)	(1,868)	1,015	(3)	(853)
Accumulated other comprehensive income/(loss)	3,408	5	3,413	(3,811	)(1)	(398)

Total stockholders' equity	197,813	16,791	214,604	47,933		262,537

Total liabilities and shareholders' equity	$398,103	$33,698	$431,801	$51,836		$483,637

Pro Forma Adjustments

(1)	Records the estimated purchase price for Enliven as follows:
	Cash paid for direct costs of the acquisition	$2,500
	DG FastChannel's long-term investment in Enliven	10,633
	Less: Reversal of accumulated other comprehensive income related to unrealized gains on Enliven investment	(3,806)
	Less: Reversal of deferred taxes related to unrealized gains on Enliven investment	(1,991)
	Fair value of stock issued	68,531	(B)

	Total estimated purchase price	$75,867
(2)	Eliminates historical goodwill and allocates the purchase price as follows:
	Net tangible assets/(liabilities)	$(957)	(C)
	Estimated intangible assets:
	– Customer relationships	24,394
	– Tradename	4,387
	– Technology and other	371
	Deferred taxes	(11,660)
	Goodwill	59,332

	Total purchase price	$75,867
(3)	Eliminates historical Enliven equity in consolidation.
(4)	Reclassifies deferred taxes.

Notes

(A)
As of June 30, 2008 Enliven had recorded a liability in the amount of $5,091 related to warrants issued to shareholders which were accounted for as derivative instruments. DG FastChannel, a holder of Enliven warrants also accounted for as derivative instruments, had recorded an asset in the amount of $1,496. Pro Forma Adjustment 1 above removes $1,496 of the derivative from the combined company's balance sheet, as an inter-company elimination. The remaining $3,595 of liability is assumed to have no fair value after the completion of the transaction, as the underlying warrants in Enliven will be cancelled. Any warrants to be issued by DG FastChannel pursuant to the merger agreement are not expected to meet the definition of a derivative instrument.

(B)
Based upon an estimated closing price per share of $23.51, which is estimated to be the average of closing prices on the date of the announcement of the revised merger agreement, plus the closing price for two days prior to and subsequent to the announcement date, multiplied by estimated number of shares to be issued of 2,915.

(C)
The fair value of tangible net assets acquired from Enliven is based on their book value as of June 30, 2008, which DG FastChannel believes approximates their fair value (with the exception of the liability derivative which is estimated to have no fair value after the acquisition; see Note A above). The amount is calculated as follows: Total assets of Enliven, less Goodwill and Intangibles, less Total liabilities, plus $5,091, the book value of Enliven's liability derivative instrument, the fair value of which is assumed to be zero.

 COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share amounts)

	Historical
				Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Enliven	Subtotal
Revenues	$97,687	$18,731	$116,418			$116,418
Costs and expenses:
Cost of revenues	41,589	9,068	50,657			50,657
Selling, general and administrative	24,181	17,214	41,395			41,395
Depreciation and amortization	12,865	2,060	14,925	2,664	(1)	17,589

Total costs and expenses	78,635	28,342	106,977	2,664		109,641

Income (loss) from operations	19,052	(9,611)	9,441	(2,664)		6,777
Unrealized loss (gain) on derivative	(1,707)	3,318	1,611	(1,611	)(2)	—
Interest expense and other, net	2,388	543	2,931	—		2,931

Total other (income) expense	681	3,861	4,542	(1,611)		2,931

Net income (loss) before provision for income taxes from continuing operations	18,371	(13,472)	4,899	(1,053)		3,846
Provision (benefit) for income taxes	7,501	52	7,553	(5,862	)(4)	1,691

Net income (loss) from continuing operations	$10,870	$(13,524)	$(2,654)	$4,809		$2,155

Basic net income (loss) per common share from continuing operations	$0.65	$(0.17)				$0.11
Diluted net income (loss) per common share from continuing operations	$0.64	$(0.17)				$0.11
Basic weighted average common shares outstanding	16,631	80,779	97,410	(77,864	)(3)	19,546
Diluted weighted average common shares outstanding	17,096	80,779	97,875	(77,864	)(3)	20,011

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles of $29,152 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $143 per year. If the estimated useful life is decreased or increased by 1 year, the corresponding annual increase or decrease to amortization expense would be approximately $700 or ($500), respectively.

(2)
Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of June 30, 2008.

(3)
Eliminates Enliven's historical common shares outstanding and adds 2,915 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)
Applies an estimated federal and state combined tax rate of 40% to Enliven's net loss from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven's net operating loss carryforwards ("NOLs") is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven's NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel's NOLs which are unaffected by the Enliven transaction.

 COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands, except per share amounts)

	Historical
				Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Enliven	Subtotal
Revenues	$63,669	$10,024	$73,693			$73,693
Costs and expenses:
Cost of revenues	25,808	5,295	31,103			31,103
Selling, general and administrative	14,543	9,698	24,241			24,241
Depreciation and amortization	7,700	2,069	9,769	233	(1)	10,002

Total costs and expenses	48,051	17,062	65,113	233		65,346

Income (loss) from operations	15,618	(7,038)	8,580	(233)		8,347
Unrealized loss (gain) on derivative	820	(3,842)	(3,022)	3,022	(2)	—
Interest expense and other, net	2,608	365	2,973	—		2,973

Total other (income) expense	3,428	(3,477)	(49)	3,022		2,973

Net income (loss) before provision for income taxes from continuing operations	12,190	(3,561)	8,629	(3,255)		5,374
Provision (benefit) for income taxes	4,875	12	4,887	(2,738	)(4)	2,149

Net income (loss) from continuing operations	$7,315	$(3,573)	$3,742	$(517)		$3,225

Basic net income (loss) per common share from continuing operations	$0.41	$(0.04)				$0.15
Diluted net income (loss) per common share from continuing operations	$0.40	$(0.04)				$0.15
Basic weighted average common shares outstanding	17,913	99,084	116,997	(96,169	)(3)	20,828
Diluted weighted average common shares outstanding	18,381	99,084	117,465	(96,169	)(3)	21,296

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles of $29,152 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $36 per quarter. If the estimated useful life is decreased or increased by 1 year, the corresponding quarterly increase or decrease to amortization expense would be approximately $175 or ($125), respectively.

(2)
Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of June 30, 2008.

(3)
Eliminates Enliven's historical common shares outstanding and adds 2,915 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)
Applies an estimated federal and state combined tax rate of 40% to Enliven's net loss from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven's net operating loss carryforwards ("NOLs") is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven's NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel's NOLs, which are unaffected by the Enliven transaction.

 UPDATE TO THE MERGER

Update to Background of the Merger

        On or about August 21, 2008, the joint proxy statement/prospectus was mailed to stockholders of DG FastChannel and to stockholders of Enliven. On that same day, Costa Brava Partnership III L.P., a 5% stockholder of DG FastChannel, publicly announced its intention to vote against the merger at the special meeting of DG FastChannel stockholders to be held to vote on the issuance of DG FastChannel common stock to Enliven stockholders in the merger.

        On August 22, 2008, the Enliven board of directors held a telephonic meeting, with its legal and financial advisors and members of senior management in attendance, to discuss the Costa Brava press release and potential alternatives in light of concerns that the issuance of shares of DG FastChannel common stock to Enliven stockholders in the merger would not receive the requisite approval of DG FastChannel stockholders under the rules of the Nasdaq Global Market. Mr. Vogt also noted that Mr. Choucair had called him the previous night to discuss a potential revision of the exchange offer payable in the merger from .051 to .031 of a share of DG FastChannel common stock for each outstanding share of Enliven common stock. Mr. Choucair also suggested that, if the exchange ratio was so reduced, the number of directors that Enliven would be entitled to appoint to the DG FastChannel board of directors would be reduced from two to zero and DG would pay Enliven a $1 million termination fee if DG FastChannel stockholders did not approve the revised transaction.

        Immediately following this meeting, Messrs. Ginsburg and Choucair met telephonically with the Enliven board of directors. Mr. Ginsburg updated the Enliven board of directors on discussions that he and Mr. Choucair recently had with various DG FastChannel stockholders. Additionally, Mr. Ginsburg discussed DG FastChannel's continued diligence of Enliven's revenue forecast for 2008.

        The Enliven board of directors met again on August 27, 2008 to continue its discussion of concerns as to the ability of DG FastChannel to receive the vote of its stockholders, to discuss a recent Form 8-K filing by DG FastChannel and to receive an update from management as to Enliven's business and current forecast. On that same day and on August 28, 2008, Mr. Ginsburg called Mr. Vogt to provide an update regarding DG FastChannel's stockholder meetings held on these dates. Mr. Ginsburg noted that certain stockholders had addressed concerns over the pending merger and indicated that they would be voting against the transaction.

        On August 29, 2008, Messrs. Choucair and Vogt discussed a potential amendment to the merger agreement which would include a reduction in the exchange ratio from 0.051 to 0.033, a decrease in the number of DG FastChannel board positions to be filled by Enliven designees from two to one, and the amount of Enliven expenses that DG FastChannel would be willing to reimburse in the event the DG FastChannel stockholders did not vote in favor of the issuance of DG FastChannel common stock in connection with the merger. Messrs. Choucair and Vogt agreed to update their respective boards of directors regarding their conversation and to raise the possibility of an amendment of the merger agreement for consideration by their respective boards of directors.

        On September 2, 2008, the members of the DG FastChannel board of directors met telephonically with representatives of Latham who participated in the board meeting at the invitation of Mr. Ginsburg. Mr. Ginsburg provided the board an update of the investor reaction to the pending merger between DG FastChannel and Enliven. Messrs. Ginsburg and Choucair then provided an update of a potential amendment to the merger agreement which would revise the terms of the exchange ratio, the number of board positions to be filled by Enliven designees and Enliven expense reimbursement by DG FastChannel as described above.

        On that same day, the Enliven board of directors met telephonically to discuss the terms of the amended merger proposed by Mr. Choucair to Mr. Vogt. Representatives of Milbank, who participated in the board meeting along with representatives of Enliven's financial advisor and members of senior management, described the terms of a draft amendment no. 1 to the merger agreement which they had received from Latham earlier that day. The Milbank representatives also discussed the directors' fiduciary duties in considering the proposed amendment to the terms of the merger, Enliven's alternatives to negotiating the proposed amendment and potential further revisions to the merger agreement that the Enliven board of directors could consider if it were willing to negotiate a lower exchange ratio, including elimination of the condition to consummation of the merger that DG FastChannel stockholders approve the transaction since such a vote would no longer be required under the rules of the Nasdaq Global Market. Next, representatives of Needham updated the board and management on Needham's updated analysis of the proposed reduced exchange ratio. The members of the board then discussed the proposed revision of the exchange ratio, their continued concerns as to DG FastChannel's ability to obtain stockholder approval of the pending transaction, the payment of a termination fee and the Needham analysis, and directed senior management and the Milbank representatives to continue to negotiate the terms of the proposed amendment to the merger agreement and to obtain further corroboration of the DG FastChannel stockholder reaction to the pending merger.

        During the remainder of that day and continuing on September 3, 2008, representatives of both DG FastChannel and Enliven and representatives from Latham and Milbank negotiated the terms of a potential amendment to the merger agreement.

        On the afternoon of September 4, 2008, DG FastChannel's board of directors met telephonically with a representative of Latham, who participated in the board meeting at the invitation of Mr. Ginsburg. Mr. Ginsburg provided the board of directors with an update of DG FastChannel's interactions with Enliven since the prior DG FastChannel board meeting. Mr. Choucair then discussed the terms of the proposed amendment to the merger agreement, including the fact that because the number of shares of DG FastChannel common stock to be issued in connection with the merger would be less than 20% of the number of shares of DG FastChannel common stock outstanding immediately prior to such issuance, a vote of the DG FastChannel stockholders would not be required. The Latham representative also discussed the DG FastChannel board of directors' fiduciary duties under Delaware law in connection with approval of the proposed amendment to the merger agreement. After a discussion and review of the proposed terms, the members of the DG FastChannel board of directors present at the meeting, acting unanimously, considered and voted to approve the amendment to the merger agreement as DG FastChannel's board of directors deemed it advisable, fair to and in the best interests of DG FastChannel and its stockholders to effect the merger on the terms contemplated by the amendment to the merger agreement.

        Also on the afternoon of September 4, 2008, the Enliven board of directors met telephonically, with representatives of Milbank and Needham and senior management in attendance, to receive an update on the negotiations of the proposed amendment to the merger agreement. First, the Milbank representatives reviewed the matters discussed at the September 2nd meeting of the Enliven board and reported that the terms of amendment no. 1 to the merger agreement had been successfully negotiated. Among other items, the Milbank representatives discussed the elimination of the condition that DG FastChannel stockholder approval be obtained, the addition of exclusions to the definition of "Company Material Adverse Effect" relating to changes in Enliven's cash position since the signing of the original merger agreement and Enliven's failure to meet projections prepared by either Enliven's or DG FastChannel's management and DG FastChannel's agreement to reimburse expenses of up to $1,500,000 in the event that the merger was not consummated by October 6, 2008 (subject to extension under certain circumstances) unless such failure was due to a failure to obtain the requisite vote of Enliven stockholders or a breach of the amended merger agreement by Enliven. The Milbank representatives noted that these changes would contribute significantly to deal certainty if the Enliven board were to approve the reduced exchange ratio. Following the Milbank presentation, members of senior management updated the Enliven directors on the status of DG FastChannel stockholder reaction to the pending merger terms.

        Next, the Needham representatives presented their financial analysis of the reduced exchange ratio and delivered Needham's oral opinion (which was subsequently confirmed in writing by delivery of Needham's written opinion dated the same date) that, as of such date, and based upon the assumptions made, matters considered and limitations of the review described in the opinion, the exchange ratio of 0.033 of a share of DG FastChannel common stock for each outstanding share of Enliven common stock pursuant to the amended merger agreement was fair to the holders of Enliven common stock (other than DG FastChannel and its affiliates, as to which Needham expressed no opinion) from a financial point of view. The full text of the written opinion of Needham, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitation on the review undertaken in connection with such opinion is set forth as Exhibit B to this supplement. Following further deliberations, the members of the Enliven board of directors, by a unanimous vote (i) approved the amended merger agreement and amendment no. 1 thereto and deemed the amended merger agreement and the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of the stockholders of Enliven and (ii) recommended that stockholders of Enliven approve the merger and adopt the amended merger agreement.

        On the evening of September 4, 2008, DG FastChannel and Enliven entered into amendment no. 1 to the merger agreement and issued a joint press release announcing the amendment of the merger agreement prior to the open of the U.S. financial markets on September 5, 2008.

Update to Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger

        In a meeting on September 4, 2008, the Enliven board of directors unanimously declared that the amended merger agreement and the merger, upon the terms and subject to the conditions set forth in the amended merger agreement are advisable, fair to and in the best interests of Enliven and its stockholders. The Enliven board of directors has unanimously declared that the amended merger agreement and the merger are advisable and recommends that Enliven's stockholders vote "FOR" the adoption of the amended merger agreement and approval of the merger at the special meeting of stockholders.

        In reaching its determination to approve the amended merger agreement and recommend that Enliven's stockholders adopt the amended merger agreement and approve the merger, the Enliven board of directors considered numerous factors discussed with Enliven's outside legal and financial advisors and senior management, including the following factors, each of which the Enliven board of directors believed supported its determinations:

  •
  The factors set forth under the heading "Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger" in the joint proxy/prospecuts;

  •
  The financial analysis prepared by Needham and presented to the Enliven board of directors on September 4, 2008, together with the oral opinion of Needham that, as of September 4, 2008 and based upon and subject to the factors and assumptions discussed with the Enliven board of directors, the exchange ratio reflected in amended merger agreement, is fair to the stockholders of Enliven (other than DG FastChannel and its affiliates as to which Needham expressed no opinion) from a financial point of view. Such oral opinion was subsequently confirmed by Needham by delivery of its written opinion dated September 4, 2008. For a further discussion of Needham's opinion, see "Fairness Opinion of Financial Advisor to Enliven" on page 14;

  •
  The expectation that Enliven stockholders (other than DG FastChannel and its affiliates), immediately after completion of the merger, will hold approximately 14% of the shares of common stock of the combined company and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

  •
  The implied value of the merger consideration represented by the exchange ratio reflected in amendment no. 1, based on the closing price of DG FastChannel's common stock on September 3, 2008 (the last trading day prior to the signing of amended merger agreement), represented a premium of 31.7% to the closing price of Enliven's common stock on such date and represented a premium of 6.4% to the closing price of Enliven's common stock 5 trading days prior to such date;

  •
  The relative performance of the market price of Enliven's common stock and DG FastChannel's common stock since May 8, 2008, the date of announcement of the merger agreement, and that the transaction at the original exchange ratio had become increasingly dilutive to DG FastChannel stockholders based on financial projections for the remainder of 2008 and 2009;

  •
  The exchange ratio reflected in amended merger agreement will result in Enliven stockholders receiving a larger portion of the shares of stock of the combined company than Enliven's proportionate contribution to the pro forma combined enterprise value, gross profit, EBITDA, EBIT and EBT;

  •
  Based on positions taken by several large stockholders of DG FastChannel, conversations with DG FastChannel senior management, certain additional information provided with respect to the votes cast by stockholders and the significant dilution that would be faced by DG FastChannel stockholders during 2008 and 2009 if the merger was completed at the original exchange ratio, the Enliven board of directors concluded that there is a significant risk that the Parent Stockholder Approval would not be obtained unless Enliven agreed to the amended merger agreement reflecting a reduction in the exchange ratio;

  •
  The lack of viable alternatives to Enliven should the Parent Stockholder Approval not be obtained and the merger agreement be terminated, including the difficulty it will face in raising cash to bolster its current position (approximately $1,600,000 as of June 30, 2008) in light of the current state of the capital markets and the uncertainties, risks, costs and delays associated with any litigation that might be brought under the merger agreement related to DG FastChannel's inability to obtain the Parent Stockholder Approval;

  •
  The fact that the reduction of the exchange ratio reflected in the amended merger agreement eliminated the requirement that Parent seek and obtain the Parent Stockholder Approval, which removes a significant condition and element of uncertainty to the consummation of the merger;

  •
  In connection with negotiating the reduced exchange ratio reflected in the amended merger agreement, the Enliven board of directors was able to obtain certain changes to the merger agreement which will enhance the certainty of completion of the merger and provide for expense reimbursement of up to $1,500,000 in the event the merger is not consummated by October 6, 2008 (which date may be extended under certain circumstances) other than due to a breach of the amended merger agreement by Enliven or the failure to obtain the Company Stockholder Approval;

  •
  The fee Enliven must pay DG FastChannel in the event Enliven terminates the amended merger agreement to accept a superior proposal (as such term is defined in the amended merger agreement) has been reduced from $3,270,465 to $1,538,964, which represents 2% of the equity value of the transaction, pursuant to the amended merger agreement; and

  •
  Although the amended merger agreement reduces Enliven's representation on the DG FastChannel board of directors upon the consummation of the merger from two directors to one director, Enliven's representation will remain proportionate to the percentage of shares of common stock of the combined company that current Enliven stockholders will receive in the merger.

        The Enliven board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

  •
  The uncertainties, risks and other potentially negative factors set forth under the heading "Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger" in the joint proxy/prospectus;

  •
  Pursuant to the amended merger agreement, the exchange ratio was reduced from .051 to ..033, representing a reduction of approximately 35%;

  •
  The percentage of the shares of common stock of the combined company that, immediately after completion of the merger, Enliven stockholders (other than DG FastChannel) will hold has been reduced from approximately 20% to approximately 14% pursuant to the amended merger agreement;

  •
  The implied value of the merger consideration represented by the exchange ratio, based on the closing price of DG FastChannel's common stock on September 3, 2008 (the last trading day prior to the signing of the amended merger agreement), represents a discount of 6.4% to the closing price of Enliven's common stock 30 trading days prior to such date; and

  •
  Although Enliven's representation will remain proportionate to the percentage of shares of common stock of the combined company that current Enliven stockholders will receive in the merger, the amended merger agreement reduced Enliven's representation on the DG FastChannel board of directors upon the consummation of the merger from two directors to one director.

        The foregoing discussion of the factors considered by the Enliven board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Enliven board of directors in its consideration of the amended merger agreement thereto, and the merger. After considering these factors, the Enliven board of directors unanimously concluded that the positive factors relating to the amended merger agreement, and the merger outweighed the negative factors. In view of the wide variety of factors considered by the Enliven board of directors, and the complexity of these matters, the Enliven board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Enliven board of directors may have assigned different weights to various factors. The Enliven board of directors unanimously approved and recommends the amended merger agreement and the merger based upon the totality of the information presented to and considered by it.

Fairness Opinion of Financial Advisor to Enliven

        Enliven retained Needham to act as its financial advisor in connection with the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio pursuant to the amended merger agreement to the holders of Enliven common stock (other than the shares of Enliven common stock held by DG FastChannel and its affiliates, as to which Needham expressed no opinion). The exchange ratio was determined through arm's length negotiations between Enliven and DG FastChannel and not by Needham.

        On September 4, 2008, Needham delivered to the Enliven board of directors its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the amended merger agreement was fair to the holders of Enliven common stock (other than the shares of Enliven common stock held by DG FastChannel and its affiliates, as to which Needham expressed no opinion) from a financial point of view. Prior to its issuance, the Needham opinion was approved by Needham's internal fairness committee. The Needham opinion is addressed to the Enliven board of directors, is directed only to the financial terms of the amended merger agreement and does not constitute a recommendation to any Enliven stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

        The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this supplement as Annex B . The summary of the Needham opinion set forth in this supplement is qualified in its entirety by reference to the Needham opinion. Enliven stockholders should read the Needham opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

        In arriving at its opinion, Needham, among other things: reviewed that certain agreement and plan of merger, dated as of May 7, 2008, by and among Enliven, DG FastChannel and the other parties set forth on the signature pages thereto; reviewed a September 3, 2008 draft of the proposed amendment to the merger agreement; reviewed certain publicly available information concerning Enliven and DG FastChannel, including communication by Enliven and DG FastChannel to their respective stockholders, and certain other relevant financial and operating data of Enliven and DG FastChannel furnished to Needham by Enliven and DG FastChannel; reviewed the historical stock prices and trading volumes of the common stock of Enliven and DG FastChannel; held discussions with members of management of Enliven and DG FastChannel concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined company; reviewed certain financial forecasts with respect to Enliven and DG FastChannel prepared by the respective managements of Enliven and DG FastChannel and held discussions with members of such management concerning those forecasts; reviewed certain research analyst projections with respect to Enliven and DG FastChannel; compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for Enliven and DG FastChannel; reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and reviewed such other financial studies and analyses and considered such other matters as Needham deemed appropriate.

        In connection with its review and in arriving at its opinion, Needham assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by or discussed with it for purposes of rendering its opinion, and Needham neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, Needham assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that the merger will be consummated upon the terms and subject to the conditions set forth in the amended merger agreement without material alteration or waiver. Needham assumed that the financial forecasts for each company provided to Needham by the respective companies and the joint prospects of the combined companies were reasonably prepared on bases reflecting the best currently available estimates and judgments of Enliven and DG FastChannel, at the time of preparation, of the future operating and financial performance of Enliven and DG FastChannel and the combined companies. Needham relied upon the estimates of Enliven and DG FastChannel of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger.

        As described above, in preparing certain of its analysis, Needham relied upon a set of projections with respect to Enliven's future financial performance for the period 2008-2012 and upon a set of projections with respect to DG FastChannel's future financial performance for the period 2008-2009. These projections were provided by Enliven's and DG FastChannel's management teams, respectively. Needham noted that these projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Enliven and DG FastChannel management, including, without limitation, factors relating to general economic and competitive conditions, growth rates, market share and pricing. Accordingly, actual results could vary significantly from those set forth in the projections.

        Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Enliven or DG FastChannel. Needham's opinion states that it was based on economic, monetary and market conditions existing as of its date, and Needham did not assume any responsibility to update or revise its opinion based upon circumstances and events occurring after the date of that opinion. Needham expressed no opinion as to what the value of DG FastChannel common stock will be when issued to the stockholders of Enliven pursuant to the merger or the prices at which DG FastChannel common stock or Enliven common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address, Enliven's underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to Enliven.

        No limitations were imposed by Enliven on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

        In preparing its opinion, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to September 3, 2008, and is not necessarily indicative of current or future market conditions.

        Pursuant to and as described more fully in the amended merger agreement, each issued and outstanding share of Enliven common stock will be converted into the right to receive 0.033 shares of DG FastChannel common stock. Based on the closing price of DG FastChannel common stock on September 3, 2008, this value was $0.78 per share.

         Average Stock Price Ratio Analysis.    Needham reviewed the historical trading prices of Enliven common stock and DG FastChannel common stock for various periods prior to September 3, 2008, the last full trading day prior to the date of Needham's opinion, in order to determine the average stock price ratios for the prior close, week, one month, three months, six months, 12 months and two years. "Average stock price ratio" data represent the daily closing stock price of Enliven common stock divided by the daily closing stock price of DG FastChannel common stock averaged over the respective period.

Date or Period prior to May 6, 2008	Average Stock Price Ratio
Last two years	0.0505
Last twelve months	0.0418
Last six months	0.0431
Last three months	0.0443
Last one month	0.0376
Last week	0.0279
Last reported close	0.0251
DG FastChannel/Enliven amended merger agreement	0.0330

        Needham noted that the exchange ratio pursuant to the amended merger agreement of 0.0330 was higher than the average stock price ratio for the last reported close and for the prior week, but lower than that which existed for each of the other periods examined.

         Contribution Analysis.    Needham reviewed and analyzed the implied pro forma enterprise value contribution of each of Enliven and DG FastChannel to the pro forma combined operating results for calendar year 2007 and the pro forma estimated combined operating results for calendar year 2008 and calendar year 2009. Needham also noted the implied percentage contribution of each of Enliven and DG FastChannel to the pro forma combined balance sheet as of June 30, 2008. In calculating the pro forma estimated combined operating results, Needham used financial forecasts prepared by Enliven and DG FastChannel and assumed no cost savings or other synergies.

        Needham reviewed, among other things, the implied percentage contributions to pro forma combined revenues, gross profit, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, and earnings before taxes, or EBT.

        The following tables present the results of this analysis and the implied pro forma enterprise value contribution of each of Enliven and DG FastChannel, based on the merger consideration formula set forth in the amended merger agreement, and using the treasury stock method to calculate the number of shares of post-merger DG FastChannel common stock outstanding after taking into account outstanding options and warrants.

	Implied Actual/Estimated Percentage Contribution
	DG FastChannel	Enliven
Pro forma combined revenues
2007	83.9%	16.1%
2008 management estimate	85.4%	14.6%
2008 Enliven board estimate	86.8%	13.2%
2009 estimate	83.4%	16.6%
Pro forma combined gross profit
2007	85.3%	14.7%
2008 management estimate	86.4%	13.6%
2008 Enliven board estimate	88.0%	12.0%
2009 estimate	84.9%	15.1%
Pro forma combined EBITDA
2007	100.0%	0.0%
2008 management estimate	100.0%	0.0%
2008 Enliven board estimate	100.0%	0.0%
2009 estimate	99.8%	0.2%
Pro forma combined EBIT
2007	100.0%	0.0%
2008 management estimate	100.0%	0.0%
2008 Enliven board estimate	100.0%	0.0%
2009 estimate	100.0%	0.0%
Pro forma combined EBT
2007	100.0%	0.0%
2008 management estimate	100.0%	0.0%
2008 Enliven board estimate	100.0%	0.0%
2009 estimate	100.0%	0.0%

        The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

        Based on the exchange ratio, and based on DG FastChannel's and Enliven's June 30, 2008 cash and debt balances, each of Enliven and DG FastChannel represent 12.3% and 87.7% respectively of the combined pro forma enterprise value. Needham noted that Enliven's contribution to the combined pro forma enterprise value was greater than its contributions for the above-referenced measures of pro forma combined EBITDA, EBIT and EBT in each of the above-referenced time periods; that Enliven's contribution to the combined pro forma enterprise value was greater than its contribution to the pro forma combined gross profit in the case of the 2008 Enliven board estimate and consistent with the contributions for the other time periods referenced above; and that Enliven's contribution to the pro forma enterprise value was less than its contribution to the pro forma combined revenue for the above-referenced time periods.

         Pro Forma Transaction Analysis.    Needham prepared pro forma analyses of the financial impact of the merger based on the merger consideration and estimated financial results of Enliven and DG FastChannel for the 2008 and 2009 calendar years, estimated transaction fees and assumed cost savings and other synergies resulting from the merger. The estimated financial results, transaction fees, cost savings and revenue and other synergies were based upon Enliven's and DG FastChannel's respective estimates. While the actual operating or financial results achieved by the combined entity may vary from estimated results, and these variations may be material, Needham noted that, based upon these projections and assumptions, the merger would be dilutive to the estimated earnings per share of DG FastChannel for the 2008 and 2009 calendar years.

         Selected Company Analysis.    Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Enliven to the corresponding publicly available data and ratios of certain publicly traded companies that Needham deemed relevant because they have lines of businesses that are similar to Enliven's line of business. These companies, referred to as the selected companies, consisted of the following: Google Inc.; Yahoo! Inc.; ValueClick Inc.; Omniture Inc.; ComScore Inc.; LoopNet Inc.; Marchex Inc.; LivePerson Inc.; InfoSpace Inc.; LookSmart Inc.; and MIVA Inc.

        The table below sets forth information concerning the following multiples for the selected companies and for Enliven:

  •
  Enterprise value as a multiple of last twelve months, or LTM, revenues;

  •
  Enterprise value as a multiple of estimated calendar 2008 revenues; and

  •
  Enterprise value as a multiple of estimated calendar 2009 revenues.

        Needham also compared, for the selected companies,

  •
  Enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Enterprise value as a multiple of estimated calendar 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Enterprise value as a multiple of estimated calendar 2009 earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  Price as a multiple of LTM earnings per share;

  •
  Price as a multiple of estimated calendar 2008 earnings per share; and

  •
  Price as a multiple of estimated calendar 2009 earnings per share,

but determined that these comparisons were not meaningful because of Enliven's negative EBITDA for the last 12 months and for projected 2008; and Enliven's negative earnings per share for the last 12 months, projected 2008 and projected 2009.

        For purposes of the selected contribution, pro forma transaction and selected company analyses, the terms transaction value and market value represent the value, or implied value based upon the merger consideration or exchange ratio, of the relevant company's common equity, and the terms aggregate transaction value and enterprise value represent, with respect to the relevant company, market value plus debt, less cash.

        Needham used publicly available financial estimates for the estimated data for the selected companies. Needham calculated multiples for the selected companies based on the closing stock prices of those companies on September 3, 2008, and for Enliven based the exchange ratio of 0.033 shares of DG FastChannel common stock for each share of Enliven common stock.

	Selected Companies				Enliven
	High	Low	Mean	Median	Management Forecast	Board Budget
Enterprise value to LTM revenues	6.9x	0.1x	3.0x	3.0x	3.8x	3.8x
Enterprise value to estimated calendar 2008 revenues	6.2x	0.2x	2.6x	2.9x	2.9x	3.2x
Enterprise value to estimated calendar 2009 revenues	4.9x	0.1x	2.2x	2.6x	2.3x	n/a

        Needham noted that the multiples for Enliven were greater than both the mean and median with respect to each of enterprise value to LTM revenues and enterprise value to estimated calendar 2008 revenues, and greater than the mean with respect to enterprise value to estimated calendar 2009 revenues.

         Selected Transaction Analysis.    Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed between

January 1, 2005 and September 3, 2008 that involved targets that were online marketing services companies.

Target	Acquirer
CNET Networks, Inc.	CBS Corp.
KnowledgeStorm, Inc.	TechTarget, Inc.
Visual Science, Inc.	Omniture, Inc.
Cityfeet.com, Inc.	LoopNet, Inc.
Corsis Technology Group II LLC	The Street.com, Inc.
MeziMedia, Inc.	ValueClick, Inc.
Kasamba, Inc.	LivePerson, Inc.
aQuantive, Inc.	Microsoft Corp.
24/7 Real Media, Inc.	WPP Group, PLC
Right Media, Inc.	Yahoo!, Inc.
Jumpstart Automotive Media, Inc.	Lagardere SCA
Hitwise, Inc.	Experian Group Ltd.
DoubleClick, Inc.	Google, Inc.
Allyes AdNetwork	Focus Media Holding Ltd.
Digitas, Inc.	Publicis Groupe SA
VitalStream Holdings, Inc.	Internap Network Services Corp.
RenovationExperts.com	Website Pros, Inc.
1ShoppingCart.com	Website Pros, Inc.
FastClick, Inc.	ValueClick, Inc.
Web Marketing Holdings, Inc.	ValueClick, Inc.
Shopping.com Ltd.	eBay, Inc.
LowerMyBills.com, Inc.	Great Universal Stores, PLC
DoubleClick, Inc.	Hellman & Friedman, LLC
HealthCentersOnline, Inc.	iVillage, Inc.
Ciao GmbH	Greenfield Online, Inc.
Digital Impact, Inc.	Acxiom Corp.

        In examining the selected transactions, Needham analyzed, for the selected transactions and for the Enliven/DG FastChannel merger, aggregate transaction value as a multiple of LTM revenues.

        Needham also compared, for the selected transactions, aggregate transaction value as a multiple of LTM EBITDA, but determined that this comparison was not meaningful because of Enliven's negative EBITDA for the last 12 months.

        Needham calculated multiples for Enliven based on the implied merger consideration of $0.78 per share. The following table sets forth information concerning the multiples for the selected transactions.

Selected Transactions
Enliven/ DG FastChannel Merger
	Maximum	Minimum	Mean	Median
Aggregate transaction value to LTM revenues	24.4x	1.4x	5.1x	3.4x	3.8x

        Needham noted that the multiple for Enliven was greater than the median of the multiples of the selected transactions.

        Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions closed between January 1, 2006 and September 3, 2008 with an aggregate transaction value between $10 million and $1 billion that involved targets that were technology and technology-enabled services companies and in which the consideration was 100% stock.

Target	Acquirer
SYS Technologies, Inc.	Kratos Defense & Security Solutions
AMIS Holdings, Inc.	ON Semiconductor Corp.
Bioscrypt, Inc.	L-1 Identity Solutions, Inc.
Traffix, Inc.	New Motion, Inc.
Sipex Corp.	Exar, Corp.
VitalStream Holdings, Inc.	Internap Network Services Corp.
McData Corp.	Brocade Communications Systems, Inc.
Pemstar, Inc.	Benchmark Electronics, Inc.
International Displayworks, Inc.	Flextronics International Ltd.
Micro Linear Corp.	Sirenza Microdevices, Inc.
Identix, Inc.	Viisage Technology, Inc.
Lexar Media, Inc.	Micron Technology, Inc.
eCOST.com, Inc.	PFSweb, Inc.

        In examining the selected transactions, Needham analyzed:

  •
  the premium of consideration offered to Target's stock price one trading day prior to the announcement of the transaction;

  •
  the premium of consideration offered to Target's stock price five trading days prior to the announcement of the transaction; and

  •
  the premium of consideration offered to Target's stock price 30 trading days prior to the announcement of the transaction.

        Needham calculated premiums for Enliven based on the exchange ratio of 0.033 share of DG FastChannel common stock for each share of Enliven common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

	Selected Transactions
					DG FastChannel/ Enliven Merger
	High	Low	Mean	Median
One-day stock price premium	122.4%	(9.2)%	35.0%	26.8%	31.7%
Five-day stock price premium	118.3%	(10.7)%	33.3%	28.6%	6.4%
Thirty-day stock price premium	115.2%	(12.2)%	30.4%	32.2%	(6.4)%

        Needham noted that the one-, five- and 30-day stock price premiums for Enliven were within the range of the results of the multiples for the selected transactions.

        No company, transaction or business used in the "Selected Company Analysis" or the "Selected Transaction Analysis" is identical to Enliven, DG FastChannel or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

         Other Analyses.    In rendering its opinion, Needham considered various other analyses in addition to the material financial analyses summarized above, including a history of trading prices for Enliven and DG FastChannel common stock.

        The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Enliven and DG FastChannel. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham's opinion and related analyses were only one of many factors considered by Enliven's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Enliven's board of directors or management with respect to the merger consideration or the merger.

        Under the terms of its engagement letter with Needham, Enliven is required to pay Needham a nonrefundable fee of $250,000 for the Needham opinions and will pay Needham a $1,250,000 fee for financial advisory services upon consummation of the transactions contemplated by the amended merger agreement. Whether or not the merger is consummated, Enliven has agreed to reimburse Needham for its out-of-pocket expenses and to indemnify Needham against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Enliven. In the event the merger is not consummated and Enliven is paid a break-up, termination or similar fee by DG FastChannel, Enliven has agreed to pay Needham a fee equal to 20% of such break-up, termination or other similar fee, if any, payable in cash promptly following receipt thereof. In the event the DG FastChannel merger is not consummated and an alternative business combination is consummated during the period that Needham is retained as financial advisor to Enliven or within nine months thereafter, Enliven has agreed to pay Needham fees for financial advisory services equal to the greater of 2.0% of the aggregate purchase price paid in the alternative business combination or $750,000, payable in cash upon the closing of the transaction. The amount of the fee due Needham in the alternative business combination would be reduced by the amount of the break-up, termination or other similar fee, if any, paid to Needham in connection with the DG FastChannel merger. Needham would also receive a fee of $250,000 for any opinion rendered with respect to any such alternative business combination.

        Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained to act as Enliven's financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with Enliven and similarly situated technology companies. Needham has in the past provided and may in the future provide investment banking and financial advisory services to Enliven and DG FastChannel unrelated to the proposed merger, for which services Needham has received and expects to receive compensation. Needham has had no investment banking relationship with DG FastChannel during the past two years. In the normal course of its business, Needham may actively trade the equity securities of Enliven or DG FastChannel for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Update to Interests of Enliven's Directors and Executive Officers in the Merger

         Directors of DG FastChannel Following the Merger.    In accordance with the amended merger agreement, following the merger, the size of the DG FastChannel board of directors will be increased from seven members to eight members to include one person who is currently a member of the Enliven board of directors, who will serve in the class of directors whose term will expire at the DG FastChannel annual meeting of stockholders in 2010. DG FastChannel and Enliven will mutually agree, prior to the consummation of the merger, on the person to serve as such member of the DG FastChannel board of directors and expect that Harvey D. Weatherson will become the new member of the DG FastChannel board of directors following the merger.

Update to Certain Fees Associated with the Merger

        Generally, all fees and expenses incurred in connection with the amended merger agreement and the transactions contemplated by the amended merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this document. Upon termination of the amended merger agreement under specified circumstances, DG FastChannel may be required to reimburse Enliven for certain expenses up to $1,500,000 and Enliven may be required to pay to DG FastChannel a termination fee of $1,538,964 and reimburse DG FastChannel for certain expenses up to $300,000 (subject to offset in the event a termination fee is paid to DG FastChannel). See "THE MERGER—Fees and Expenses" in the joint proxy statement/prospectus and the remainder of this supplement for a discussion of the circumstances under which a termination fee will be paid and expenses will be reimbursed.

AMENDMENT TO THE MERGER AGREEMENT

  Merger Consideration

        Upon completion of the merger, each share of Enliven common stock outstanding immediately prior to the effective time of the merger (other than shares held by DG FastChannel, merger sub, a wholly owned subsidiary of DG FastChannel, in the treasury of Enliven or by a wholly owned subsidiary of Enliven) will be canceled and automatically converted into the right to receive 0.033 of a share of DG FastChannel common stock upon surrender of the certificate representing such share of Enliven common stock in the manner provided in the merger agreement.

  Other Covenants

Meeting of Stockholders.    A vote of the DG FastChannel stockholders to approve the issuance of DG FastChannel common stock in connection with the merger is no longer required. As a result, no DG FastChannel special meeting will be held in connection with the merger. The merger agreement has, accordingly, been amended to remove as a condition precedent to the merger the approval of issuance of DG FastChannel common stock by the DG FastChannel stockholders. Likewise, references to the DG FastChannel special meeting have been omitted from the merger agreement, including references to such meeting in sections of the merger agreement which deal with the parties' respective representations and warranties, covenants of the parties and the party's respective termination rights.

         DG FastChannel Board of Directors.    DG FastChannel has agreed that its board of directors shall take all necessary action to cause the full DG FastChannel board of directors at the effective time of the merger to consist of no more than eight directors and to include one person (to be mutually agreed upon by Enliven and DG FastChannel prior to the effective time of the merger) who is currently a director of Enliven, such individual to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of DG FastChannel in 2010. In the event that this individual ceases to be a director of Enliven prior to the consummation of the merger or otherwise is unable or unwilling to serve on the DG FastChannel board of directors immediately following the effective time, Enliven shall recommend a replacement member, subject to the reasonable approval of DG FastChannel.

         Payment of Expenses.    Enliven has agreed to pay DG FastChannel a termination fee of $1,538,964 if:

  •
  the merger agreement is terminated by DG FastChannel because the Enliven board of directors either (a) withdraws or adversely modifies its recommendation of the merger, (b) determines to recommend that the Enliven stockholders approve an acquisition proposal other than that contemplated by the merger agreement or (c) fails to call the Enliven special meeting to vote on the merger in the manner contemplated by the merger agreement;

  •
  the merger agreement is terminated by Enliven because the Enliven board of directors determines to accept a superior proposal; or

  •
  the merger agreement is terminated by either party because the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders, and within 12 months following such termination (a) an acquisition of Enliven is consummated, or (b) Enliven enters into an agreement providing for such an acquisition, provided that in such instance, the termination fee of $1,538,964 will be reduced to the extent that Enliven has paid any of DG FastChannel's expenses as described below.

        Enliven has agreed to pay DG FastChannel's fees and expenses up to $300,000, subject to offset in the event a termination fee is also paid to DG FastChannel, if the merger agreement is terminated:

  •
  by either party because the Enliven stockholder approval is not obtained by reason of the failure to obtain the required vote at a duly held meeting of the Enliven stockholders;

  •
  by DG FastChannel upon Enliven's failure to cure a material adverse effect; or

  •
  by DG FastChannel upon Enliven's failure to cure (a) a breach of any of its covenants or agreements, or (b) a representation or warranty having become untrue.

        DG FastChannel has agreed to pay Enliven's fees and expenses up to $1,500,000 if the merger agreement is terminated, provided that such payment shall not be made if the payment designated below under "Fees and Expenses" has been previously been made:

  •
  by Enliven upon DG FastChannel's failure to cure a material adverse effect; or

  •
  by Enliven upon DG FastChannel's failure to cure (a) a breach of any of its covenants or agreements, or (b) a representation or warranty having become untrue.

         Fees and Expenses.    Subject to certain conditions, all fees and expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same, whether or not the merger is consummated; provided, however, that if the merger does not occur on or prior to October 6, 2008 (or, if the Enliven stockholders' meeting has not occurred on or prior to the October 6, 2008 deadline due solely to the fact that the SEC did not declare effective the joint proxy statement/prospectus, as supplemented, within five (5) business days following the filing of this supplement, then the October 6, 2008 deadline shall be extended until the earlier of (x) the outside date and (y) the second business day following the date of the Enliven stockholders' meeting; provided that the extension of the October 6, 2008 date shall terminate at such time as DG FastChannel fails to act diligently and in good faith in connection with the filing and clearance of this supplement (October 6, 2008 or such later deadline date being referred to herein as the "deadline"), DG FastChannel shall pay to Enliven, within two (2) business days thereafter following the deadline, an amount equal to the sum of Enliven's expenses in connection with the merger up to an amount equal to $1,500,000.

         Material Adverse Effect.    The definition of the term "material adverse effect" has been amended to provide that none of the following additional factors, alone or in combination with any other factors enumerated in the definition of material adverse effect, shall be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a material adverse effect:

  •
  any change in Enliven's cash position since May 7, 2008, and

  •
  any failure or prospective failure of Enliven to achieve financial projections for Enliven prepared by either Enliven's management or DG FastChannel's management.

UPDATE ON THE ENLIVEN SPECIAL MEETING

        As previously announced, the special meeting of Enliven stockholders is still scheduled to be held at New York's Hotel Pennsylvania, 401 Seventh Avenue, New York, NY 10001 on September 24, 2008 at 11:00 a.m. local time. August 7, 2008 continues to be the record date for determination of stockholders entitled to vote at the Enliven special meeting. Please refer to the text under the heading "Enliven Special Meeting" in the accompanying joint proxy statement/prospectus for important information concerning the procedures for voting at the special meeting.

        At the Enliven special meeting, Enliven stockholders will be asked to consider and vote upon (i) a proposal to adopt the amended merger agreement and approve the merger and (ii) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the amended merger agreement and approve the merger, and to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

        Although proposal number 1 on the PROXY CARDS previously mailed to Enliven stockholders of record and enclosed with this proxy statement/prospectus, as supplemented, refers to the original merger agreement, all such references to the original merger agreement on the PROXY CARDS shall be treated as references to the amended merger agreement for the purpose of your vote at the special meeting.

        If you previously submitted a PROXY CARD for the Enliven special meeting, you do not need to submit another PROXY CARD or take any other action unless you desire to change your previous vote. You may, however, change your vote at any time before your PROXY CARD is voted at the special meeting. If you are the record holder of your shares you can do this in one of three ways:

  •
  timely delivery by mail of a valid, subsequently dated PROXY CARD;

  •
  delivery to the Secretary of Enliven before or at the special meeting a written notice that you have revoked your PROXY CARD; or

  •
  submitting a vote by ballot at the special meeting.

If you hold shares in "street name," you should contact your broker or bank to give it instructions to change your vote. If you choose to send a written notice or to mail a new PROXY CARD, you must submit your notice of revocation or new PROXY CARD in the enclosed postage-prepaid envelope.

 UPDATE TO DIRECTORS OF DG FASTCHANNEL AFTER THE MERGER

        Upon completion of the merger, the size of the DG FastChannel board of directors will be increased from seven members to eight members and one of the current members of the Enliven board of directors will be appointed to DG FastChannel's board of directors and will serve in the class of directors whose term will expire at the DG FastChannel annual meeting of stockholders in 2010. The following individual is the current member of the Enliven board of directors who will be appointed to the DG FastChannel board of directors at the effective time of the merger:

Name	Age
Harvey D. Weatherson	70

        Harvey D. Weatherson joined Enliven's Board of Directors in October 2005. He served as Vice President of North America Operations & Strategy for Hewlett-Packard Company from 2000 to 2002 and was responsible for all activities related to business and sales operations, call centers and eCommerce in the United States. From 1994 to 1999, Mr. Weatherson served in a number of senior executive positions at Compaq Computer Corporation, including President of Compaq Canada following Compaq's acquisition of The Tandem Computer Company and President of Compaq Federal in Washington, D.C., following Compaq's acquisition of The Digital Equipment Corporation. Prior to joining Compaq, from 1990 to 1993, Mr. Weatherson was Chief Executive Officer of The Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees. From 2003 to May 2004, Mr. Weatherson served as Chairman, President and CEO of GovConnection, Inc., a subsidiary of PC Connection, Inc. Since May 2004 and continuing through the present, Mr. Weatherson serves on the Board of Directors of PC Connection, Inc. and as Chairman of its Compensation Committee.

  Director Compensation

        Mr. Weatherson will be compensated for his service as a director of DG FastChannel in accordance with DG FastChannel's compensation policies for its board of directors. Directors of DG FastChannel receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the DG FastChannel board of directors and the committees thereof. DG FastChannel pays its directors an annual cash retainer of $12,000 plus $1,500 per meeting attended. Directors of the Company are also eligible to receive stock-based compensation.

ANNEX A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger (the "Agreement"), dated as of May 7, 2008, by and among DG FastChannel, Inc., a Delaware corporation ("Parent"), DG Acquisition Corp. VI., a Delaware corporation ("Merger Sub"), and Enliven Marketing Technologies Corporation, a Delaware corporation (the "Company"), is entered into effective as of September 4, 2008. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

        WHEREAS, Section 7.3 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein; and

        WHEREAS, the parties hereto desire to amend the terms of the Agreement as provided in this Amendment.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

        1.    Amendment to the Recitals.    The third "WHEREAS" clause is hereby amended and restated in its entirety to read as follows:

          "WHEREAS, as a condition, and an inducement, to the Company's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Parent Principal Stockholders have executed and delivered to the Company that certain Stockholder Voting Agreement entered into as of May 7, 2008;"

        2.    Amendment to Section 2.1.1.    Section 2.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of the Company (the "Company Rights") pursuant to that certain Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 1999, between the Company and BankBoston, N.A., as Rights Agent, as amended to date (the "Company Rights Agreement"), shall be converted, subject to Section 2.2.5, into the right to receive 0.033 of a share of common stock, par value $0.001 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof."

        3.    Amendment to Section 3.9.1.    Section 3.9.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, and (E) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws."

        4.    Amendment to Section 3.9.2.    Section 3.9.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, and (E) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein."

        5.    Amendment to Section 4.3.1.    Section 4.3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger, have been duly and validly authorized by the board of directors of Parent (the "Parent Board"), and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity."

        6.    Amendment to Section 4.3.3.    Section 4.3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Intentionally Omitted."

        7.    Amendment to Section 4.4.    Section 4.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "None of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent's or Merger Sub's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational or governing documents of any Parent Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien upon any of the respective properties or assets of Parent or any Parent Subsidiary pursuant to, any contract, Parent Permit or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected."

        8.    Amendment to Section 4.5.    Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Except as set forth in Section 4.5 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent's or Merger Sub's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (A) the filing and recordation of the Certificate of Merger as required by the DGCL, (B) filings required under, and compliance with any applicable requirements of, the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (C) compliance with the applicable requirements of the Exchange Act, (D) compliance with the applicable requirements of the Securities Act, (E) compliance with any applicable foreign or state securities or Blue Sky Laws, (F) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, (G) such filings as may be required under the rules and regulations of NASDAQ, and (H) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other person, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect."

        9.    Amendment to Section 4.9.1.    Section 4.9.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, and (E) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws."

        10.    Amendment to Section 4.9.2.    Section 4.9.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, and (E) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to Parent by the Company specifically for use therein."

        11.    Amendment to Section 5.4.1.    Section 5.4.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use its reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include, subject to Section 5.7.3 hereof, the Company Recommendation."

        12.    Amendment to Section 5.4.2.    Section 5.4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Subject to Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information. Parent and the Company further agree to amend and supplement the Proxy Statement, the Registration Statement or any Other Filings, as applicable, as expeditiously as is reasonably practicable to reflect the provisions of any amendment to this Agreement. Parent and the Company agree that any such amendment and supplement will include, subject to Section 5.7.3 hereof, the Company Recommendation. As promptly as practicable after such amendment and supplement shall have become effective, the Company shall mail or cause to be mailed the Proxy Statement to its stockholders, and the parties hereto shall use their reasonable best efforts to retain the previously announced date of the Company Stockholders' Meeting."

        13.    Amendment to Section 5.5.1.    Section 5.5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting upon the adoption of this Agreement and approval of the Merger and, in connection therewith, the Company shall use its reasonable best efforts to (A) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law or by the rules of NASDAQ to obtain such approval. At the Company Stockholders' Meeting, Parent and its affiliates will vote all shares of Company Common Stock owned by them in favor of adoption of this Agreement and approval of the Merger unless there shall have occurred (i) a Company Adverse Recommendation Change, (ii) any withdrawal or modification of the Company Recommendation, or (iii) the entry by the Company into any Company Acquisition Agreement. The Company shall not be required to hold the Company Stockholders' Meeting or take any of the other actions required by this Section 5.5.1 if this Agreement is terminated before that meeting is held."

        14.    Amendment to Section 5.5.2.    Section 5.5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Intentionally Omitted."

        15.    Amendment to Section 5.5.3.    Section 5.5.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Intentionally Omitted."

        16.    Amendment to Section 5.9.    Section 5.9 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Parent Board shall take all necessary action to cause the full Parent Board at the Effective Time to consist of no more than eight (8) directors and to include one (1) person (to be mutually agreed upon by the Company and Parent prior to the Effective Time) who is currently a director of the Company, such individuals to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of Parent in 2010. In the event that this individual ceases to be a director of the Company prior to the Effective Time or otherwise is unable or unwilling to serve on the Parent Board immediately following the Effective Time, the Company shall recommend a replacement member, subject to the reasonable approval of Parent."

        17.    Amendment to Section 6.1.2.    Section 6.1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "The Company Stockholder Approval shall have been obtained."

        18.    Amendment to Section 7.1.    The introductory paragraph of Section 7.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:"

        19.    Amendment to Section 7.1.4.    Section 7.1.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "By either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that (i) if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, the Company shall not have a right to terminate this Agreement under this Section 7.1.4, and (ii) if failure to obtain the Company Stockholder Approval shall be caused solely by Parent's breach of Section 5.5.1, Parent shall have no right to terminate this Agreement under this Section 7.1.4."

        20.    Amendment to Section 7.1.9.    Section 7.1.9 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Intentionally Omitted."

        21.    Amendment to Section 7.2.1.    Section 7.2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2, Section 7.5 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement."

        22.    Amendment to Section 7.2.2.    Section 7.2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4 or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $300,000."

        23.    Amendment to Section 7.2.3.    Section 7.2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $1,500,000; provided, however, no payment shall be made under this Section 7.2.3 if the payment required under Section 7.5 has previously been made."

        24.    Amendment to Section 7.2.5.    Section 7.2.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "In the event that this Agreement is terminated pursuant to (A) Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) business days thereafter, in the case of a termination by Parent, a termination fee of $1,538,964, and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders' Meeting, and within 12 months following the termination of this Agreement (1) an acquisition of the Company is consummated or (2) the Company enters into an agreement providing for an acquisition of the Company, then the Company shall pay Parent a termination fee of $1,538,964, no later than two (2) business days after the earlier of the (A) consummation of such acquisition of the Company or (B) entering into such agreement providing for acquisition of the Company. Notwithstanding anything herein to the contrary, in the event that (i) this Agreement has been terminated by Parent pursuant to Section 7.1.4 and (ii) the Company has made a payment to Parent pursuant to Section 7.2.2, the amount payable by the Company to Parent under this Section 7.2.5 shall be reduced by any such amount paid by the Company to Parent pursuant to Section 7.2.2."

        25.    Amendment to Section 7.5.    Section 7.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated; provided, however, that if the Effective Time does not occur on or prior to October 6, 2008 (or, if the Company Stockholders' Meeting has not occurred on or prior to the October 6, 2008 deadline due solely to the fact that the SEC did not declare effective the post-effective amendment to the Registration Statement relating to Amendment No. 1 to this Agreement within five (5) business days following the filing of such post-effective amendment, then such October 6, 2008 deadline shall be extended until the earlier of (x) the Outside Date and (y) the second (2nd) business day following the date of the Company Stockholders' Meeting; provided that the extension of the October 6, 2008 date provided for in this parenthetical clause shall terminate at such time as Parent fails to act diligently and in good faith in connection with the filing and clearance of the post-effective amendment with the SEC (October 6, 2008 or such later deadline date being referred to herein as the "Deadline")), Parent shall pay to the Company, within two (2) business days following the Deadline, an amount equal to the sum of the Company's Expenses up to an amount equal to $1,500,000 by wire transfer of immediately available funds to an account designated by the Company; provided further, however, that (i) in the event that any of the conditions set forth in Section 6.1.2, Section 6.2.1, Section 6.2.2, Section 6.2.3, Section 6.2.4 or Section 6.3.3 shall not have been satisfied or waived as of the Deadline, Parent shall not become obligated to reimburse the Company's Expenses until the second (2nd) business day following the date that all such conditions shall have been satisfied or waived but the Effective Time shall not have occurred, and (ii) Parent's obligation to reimburse the Company's Expenses shall terminate in the event that this Agreement shall have been terminated pursuant to Section 7.1.4 or Section 7.1.7."

        26.    Amendment to Section 8.3.    Section 8.3 of the Agreement is hereby amended by amending the following definitions:

          (a)   The definition of "Company Material Adverse Effect" is hereby amended and restated in its entirety to read as follows:

          " "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") or series of related Effects that (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole with its Subsidiaries or (ii) would materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any Effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which the Company operates (which changes do not disproportionately affect the Company), (D) any Effect resulting from acts of terrorism or war (which acts do not disproportionately affect the Company), (E) any Effect resulting from a change in the Company's stock price or the trading volume in such stock, provided, however, that this clause (E) shall not exclude any underlying Material Adverse Effect which may have caused such change in stock price or trading volume, (F) any Effect resulting from a failure to meet securities analysts' published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that this clause (F) shall not exclude the Company's revenues or earnings themselves or any Effect which may have affected the Company's revenues or earnings, (G) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger, (H) any change in the Company's cash position since May 7, 2008, and (I) any failure or prospective failure of the Company to achieve financial projections for the Company prepared by either the Company's management or Parent's management."

          (b)   The definition of "Support Agreements" is hereby deleted in its entirety.

        27.    Amendment to Section 8.4.    Section 8.4 of the Agreement is hereby amended by deleting the phrases "Parent Stockholder Approval Section 4.3.3", "Parent Stockholders' Meeting Section 5.5.2" and "Share Issuance Section 4.3.1" in their entirety.

        28.    Remaining Provisions.    Except as expressly modified by this Amendment, the Agreement is in all respects ratified and confirmed an all terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Agreement or any of the documents referred to therein.

        29.    Effect of Amendment.    This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, (a) any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and (b) any reference to the phrases "the date hereof" or "the date of this Agreement" shall be references to May 7, 2008. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

        30.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

        31.    Severability.    If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        32.    Headings.    The headings in this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

        33.    Counterparts.    This Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DG FastChannel, Inc.
By:	/s/ SCOTT K. GINSBURG
Name:	Scott K. Ginsburg
Title:	Chief Executive Officer
DG Acquisition Corp. VI.
By:	/s/ SCOTT K. GINSBURG
Name:	Scott K. Ginsburg
Title:	President
ENLIVEN MARKETING TECHNOLOGIES CORPORATION
By:	/s/ PATRICK VOGT
Name:	Patrick Vogt
Title:	Chief Executive Officer

ANNEX B

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

September 4, 2008

Board of Directors
Enliven Marketing Technologies Corp.
205 West 39th Street, 16th Floor
New York, New York 10018

Gentlemen:

        We understand that DG FastChannel Inc. ("Parent"), Enliven Marketing Technologies Corp. (the "Company") and a wholly-owned subsidiary of Parent ("Merger Sub") has entered into an Agreement and Plan of Merger, dated as of May 7, 2008, to be amended by the proposed Amendment No. 1 to Agreement and Plan of Merger (as amended by such proposed amendment, the "Amended Merger Agreement") whereby, upon the terms and subject to the conditions set forth in the Amended Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the "Merger"). The terms and conditions of the Merger will be set forth more fully in the Amended Merger Agreement.

        Pursuant to the proposed Amended Merger Agreement, we understand that at the Effective Time (as defined in the Amended Merger Agreement), each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), other than shares owned by the Company or by any wholly-owned subsidiary of the Company as treasury stock and shares owned by Parent, Merger Sub or any wholly owned subsidiary of Parent or Merger Sub, will be converted into the right to receive shares of common stock, par value $0.001 per share, of the Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below). The Exchange Ratio shall equal 0.0330 shares of Parent Common Stock for each share of Company Common Stock.

        You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) of the Exchange Ratio pursuant to the Amended Merger Agreement.

        For purposes of this opinion we have, among other things: (i) reviewed that certain Agreement and Plan of Merger, dated as of May 7, 2008, by and among Parent, the Company and Merger Sub;

Boston Office: One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900
 California Offices: 3000 Sand Hill Road, Building 2 • Suite 190, Menlo Park, CA 94025 (650) 854-9111
One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

(ii) reviewed a draft of the proposed Amendment No. 1 to Agreement and Plan of Merger dated September 3, 2008; (iii) reviewed certain publicly available information concerning Parent and the Company, including communication by Parent and the Company to their respective stockholders, and certain other relevant financial and operating data of Parent and the Company furnished to us by Parent and the Company; (iv) reviewed the historical stock prices and trading volumes of the Company Common Stock and the Parent Common Stock; (v) held discussions with members of management of Parent and the Company concerning the current operations of and future business prospects for Parent and the Company and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (vi) reviewed certain financial forecasts with respect to Parent and the Company prepared by the respective managements of Parent and the Company and held discussions with members of such management concerning those forecasts; (vii) reviewed certain research analyst projections with respect to Parent and the Company; (viii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Parent and the Company; (ix) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (x) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated upon the terms and subject to the conditions set forth in the Amended Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Merger. With respect to the financial forecasts for Parent, the Company and the combined company provided to us by the management of Parent and the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Parent and the Company and the combined companies, and we have relied, without independent verification, upon the estimates of such management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to the research analyst projections for Parent and the Company, we have assumed, with your consent and based upon discussions with management of Parent and the Company, that such projections represent reasonable estimates as to the future financial performance of Parent and the Company. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

        We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parent or the Company nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) of the Exchange Ratio pursuant to the Amended Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio pursuant to the Amended Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

        We are not expressing any opinion as to the value of Parent Common Stock when issued pursuant to the Merger or the prices at which Company Common Stock or Parent Common Stock will actually trade at any time.

        We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company and Parent for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC and supercedes in its entirety that certain letter dated as of May 7, 2008 from Needham & Company to the Board of Directors of the Company, and the opinion expressed therein.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Amended Merger Agreement is fair to the holders of Company Common Stock (other than the shares of Company Common Stock held by Parent and its affiliates, as to which we express no opinion) from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

QuickLinks

  Exhibit 99.2
CERTAIN FREQUENTLY USED TERMS
HOW TO OBTAIN ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY
Update to Questions and Answers About the Merger
FORWARD-LOOKING STATEMENTS
UPDATE TO MARKET PRICE INFORMATION
UPDATE TO RECENT CLOSING PRICES
UPDATE TO THE COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET JUNE 30, 2008
COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2007 (in thousands, except per share amounts)
COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2008 (in thousands, except per share amounts)
UPDATE TO THE MERGER
  Update to Recommendation of the Board of Directors of Enliven; Enliven's Reasons for the Merger
  Fairness Opinion of Financial Advisor to Enliven
  Update to Interests of Enliven's Directors and Executive Officers in the Merger
  Update to Certain Fees Associated with the Merger
AMENDMENT TO THE MERGER AGREEMENT
UPDATE ON THE ENLIVEN SPECIAL MEETING
UPDATE TO DIRECTORS OF DG FASTCHANNEL AFTER THE MERGER